Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES PRELIMINARY FISCAL 2004 RESULTS AND 2005 GUIDANCE

Projects Greater Than 10% Growth in Sales & 25% Growth in Earnings Per Share for 2005

Product Innovation and Acquisitions Drive Growth

WALNUT CREEK, CALIFORNIA, October 28, 2004 – Central Garden & Pet Company (NASDAQ: CENT) today announced its guidance for the fiscal year ending September 24, 2005.

Net sales for the year are projected to be between $1.40 billion and $1.43 billion, an increase of approximately 11% when compared with fiscal year 2004. Operating income is expected to be between $102 million and $108 million. Net income is expected to be between $52 million and $55 million, an increase of approximately 25% when compared with fiscal year 2004. Earnings per fully diluted share is expected to be between $2.42 and $2.52. These projected results do not include the impact from any future acquisitions.

The Company projects fiscal 2004 fully diluted earnings per share to be between $1.98 and $1.99 and sales of approximately $1.27 billion. The upside revision to fiscal year 2004 earnings per share guidance is due primarily to strong demand for mosquito control products in the wake of the hurricanes that impacted Florida and neighboring areas in September, 2004. The Company’s previously issued guidance was $1.92 to $1.96 per fully diluted share. The fiscal 2004 estimates are preliminary and have yet to be reviewed by the Company’s external auditors. The Company is scheduled to release fiscal fourth quarter and full-year results on November 18th, 2004.

“Fiscal 2004 ended with positive momentum,” commented Glenn Novotny, President and Chief Executive Officer of Central Garden and Pet. “We continue to anticipate strong contribution from our Pet segment, improved margins from our Garden segment and solid performance from acquisitions we completed in 2004.”

Mr. Novotny concluded: “We continue to focus our business on innovation, quality and service to grow sales and expand margins while executing a disciplined acquisition strategy. The combination of these two initiatives, we believe, will result in material benefits to our customers and shareholders alike.”

The Company will discuss its full year fiscal 2005 guidance on a conference call today at 4:30 p.m. EST. The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.centralgardenandpet.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Energy Saver Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings including, without limitation, the resolution of litigation between the Company and Hebert Axelrod. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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